UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2019

Welltower Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-8923	34-1096634
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4500 Dorr Street, Toledo, Ohio		43615
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (419) 247-2800

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $1.00 par value per share	WELL	New York Stock Exchange
4.800% Notes due 2028	WELL28	New York Stock Exchange
4.500% Notes due 2034	WELL34	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointments of Certain Officers; Compensatory Arrangements of Certain Officers

Effective September 4, 2019, the Company’s Board of Directors (the “Board”) appointed Tim McHugh, age 35, as the Company’s Senior Vice President – Chief Financial Officer. Previous to this appointment, Mr. McHugh served as the Company’s Senior Vice President – Corporate Finance since August of 2018, overseeing the Company’s Capital Markets and Corporate Finance functions and having responsibility for the Company’s combined Financial Planning and Analysis and Portfolio Management functions. Prior to that service, Mr. McHugh served as Vice President – Finance and Investments, and also served as the Company’s Treasurer. Prior to joining the Company in 2016, Mr. McHugh worked at RREEF Management, currently known as DWS Investments, where he was responsible for investing in the healthcare, office and specialty sectors.

In connection with Mr. McHugh’s promotion to Senior Vice President – Chief Financial Officer, the Compensation Committee of the Board (the “Committee”) approved an increase in Mr. McHugh’s base salary from $400,000 to $600,000, effective January 1, 2020. The Committee also increased Mr. McHugh’s annual cash target bonus opportunity for the Company’s 2019 fiscal year from 70% of base salary to 150% of base salary. Additionally, the Committee approved a one-time grant of stock awards under the Company’s 2019-2021 Long-Term Incentive Program (“2019-2021 LTIP”) in the amount of 18,630 total units in the form of 13,628 performance stock units (assuming target level performance) and 5,002 restricted stock units, using the Company’s standard forms for such awards under the 2019-2021 LTIP.

On September 4, 2019, the Company entered into an agreement (the “Resignation Agreement”) with John Goodey regarding the terms of his departure from the Company. Mr. Goodey served as the Company’s Executive Vice President – Chief Financial Officer until September 4, 2019, when his resignation became effective. Mr. Goodey’s last day of employment with the Company will be September 20, 2019. Mr. Goodey’s last day of employment with the Company will be September 20, 2019. He has returned to the United Kingdom to pursue another opportunity.

Mr. Goodey will receive the benefits set forth in the Resignation Agreement. These benefits are comprised of the following: (1) A partial cash incentive bonus for the Company’s 2019 fiscal year prorated through September 20, 2019, the amount of which will be determined in early 2020 based on the Company’s financial performance for the 2019 fiscal year. (2) A partial payout of Mr. Goodey’s outstanding performance units granted under the Company’s various Long-Term Incentive Programs, prorated through September 20, 2019 and based on the Company’s financial and stock price performance through June 30, 2019 for any such awards for which the applicable performance period would otherwise not yet have ended as of June 30, 2019. For any outstanding performance units for which the performance period had been completed on or before June 30, 2019 but had not yet been paid in full, Mr. Goodey will receive the payment of any unpaid amounts. (3) Accelerated vesting of the next installment of Mr. Goodey’s restricted stock award granted in October 2017, which was otherwise scheduled to vest on October 3, 2019.

The Resignation Agreement includes a customary release by Mr. Goodey of claims against the Company and its affiliates and a non-disparagement covenant. Mr. Goodey is also obligated to comply with various restrictive covenants, including a non-compete, non-solicitation and protection of the Company’s confidential information.

Item 7.01 - Regulation FD Disclosure.

On September 4, 2019, the Company issued a press release regarding Mr. McHugh’s promotion, a copy of which is attached hereto as Exhibit 99.1 and is incorporated into this Item 7.01 by reference. The information in this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Item 7.01 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, except as otherwise expressly stated in such filing.

Item 9.01 - Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release of Welltower Inc. dated September 4, 2019.

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 4, 2019
WELLTOWER INC.

	By:	/s/ MATTHEW MCQUEEN
	Name:	Matthew McQueen
	Title:	Senior Vice President - General Counsel and Corporate Secretary

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